Exhibit 10.12

Amended and Restated Exclusive Business Cooperation Agreement

This Amended and Restated Exclusive Business Cooperation Agreement, dated October 26, 2020 (the “Agreement”), is amending and restating the Exclusive Business Agreement made and entered into by and between the following parties on March 1, 2020 in California, United States of America.

iPower:    iPower Inc. (formerly BZRTH Inc.)

Address:   2399 Bateman Ave., Duarte, CA 91010

E Marketing:   E Marketing Solution Inc.

Address:   18351 Colima Rd Apt 335, Rowland Heights, CA 91748

Each of iPower and E Marketing shall be hereinafter referred to individually as a “Party” and collectively as the “Parties.”

Whereas,

iPower is an entity incorporated in the State of Nevada and has the necessary resources to provide technical and management services;

E Marketing is an entity incorporated in the State of California and is engaged in the business of marketing and research activities. The businesses conducted by E Marketing currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”;

iPower is willing to provide E Marketing with technical support, management services and other services on an exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information technology, and E Marketing is willing to accept such services provided by iPower or iPower’ s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by iPower

1.1	E Marketing hereby appoints iPower as E Marketing’s exclusive services provider to provide comprehensive technical support, management services, and other business and business-related services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the follows:

(1)	Licensing E Marketing to use any software legally owned by iPower;

(2)	Development, maintenance and update of software involved in E Marketing’s business;

(3)	Design, installation, daily management, maintenance and updating of network systems, hardware and database design;

(4)	Technical support and training for employees of E Marketing;

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(5)	Assisting E Marketing in consultancy, collection and research of technology and market information;

(6)	Providing business management consultation for E Marketing, including but not limited to appointment of officers and directors;

(7)	Providing marketing and promotion services for E Marketing;

(8)	Providing customer order management and customer services for E Marketing;

(9)	Leasing of equipment or properties; and

(10)	Other business and business-related services requested by E Marketing from time to time to the extent permitted under U.S. federal and state law.

1.2	E Marketing agrees to accept all the services provided by iPower. E Marketing further agrees that without iPower’s prior written consent, during the term of this Agreement, E Marketing shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. iPower may appoint other parties, who may enter into certain agreements described in Section 1.3 with E Marketing, to provide E Marketing with the services under this Agreement.

1.3	Provision of Services Methodology

1.3.1	iPower and E Marketing agree that during the term of this Agreement, where necessary, E Marketing may enter into further service agreements with iPower or any other party designated by iPower, which shall provide the specific contents, manner, personnel, and fees for the specific services.

1.3.2	To fulfill this Agreement, iPower and E Marketing agree that during the term of this Agreement, where necessary, E Marketing may enter into equipment or property leases with iPower or any other party designated by iPower which shall permit E Marketing to use iPower’s relevant equipment or property based upon the needs of the business of E Marketing E Marketing also agrees to provide marketing, R&D, and other services to iPower upon request.

1.3.3	E Marketing hereby grants to iPower an irrevocable and exclusive option to purchase from E Marketing, at iPower’s sole discretion, any or all of the assets and business of E Marketing (the “Asset Transfer”), to the extent permitted under U.S. federal and state laws, at the lowest purchase price permitted. The Parties shall then enter into a separate asset or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

1.3.4	Notwithstanding the above terms regarding any future Asset Transfer, at any time, upon motion of and at the discretion of iPower’s board of directors, the shares of the E Marketing shall be transferred to iPower in whole (the “Stock Transfer”), at which time E Marketing shall become a wholly-owned subsidiary of iPower.

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1.3.5	In the event of the death or disability of the owner of E Marketing, the Stock Transfer shall occur automatically without any action or direction on the part of E Marketing or iPower.

1.3.6	E Marketing shall provide iPower with monthly bank statements reflecting all payments made by E Marketing and the recipients of such payments.

2.	The Calculation and Payment of the Service Fees

2.1	The fees payable by E Marketing to iPower during the term of this Agreement shall be calculated as follows:

2.1.1	E Marketing shall pay a service fee to iPower on an annual basis (the “Service Fee”). The Service Fee shall consist of a management fee and fee for services provided, which shall be determined by the Parties through negotiation after considering:

(1)	The complexity and difficulties of the services;

(2)	Title of and time expended by employees of iPower in providing the services;

(3)	Contents and value of the services provided by iPower;

(4)	Market price of the same types of services;

(5)	Operational conditions of E Marketing.

2.1.2	If iPower transfers technology to E Marketing or develops software or other technology entrusted to E Marketing or leases equipment or properties to E Marketing, the technology transfer price, development fees or rent shall be determined by the Parties based on the actual circumstances surrounding such transfer.

2.1.3	iPower agrees to fund E Marketing for operational cash flow needs and bear the risk of E Marketing’s losses from operations and E Marketing agrees that iPower has rights to E Marketing’s net profits, if any.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1	iPower shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. E Marketing shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever actions are deemed necessary by iPower, at its sole discretion, for the purposes of vesting any and all ownership, right or interest of any such intellectual property rights in iPower and/or perfecting the protections for any such intellectual property rights in iPower.

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3.2	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information and, without obtaining the written consent of the other Party, the other Party shall not disclose any relevant confidential information to any third party, except for the information that: (a) is in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under an obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, directors, employees of or third parties engaged by any Party shall be deemed disclosure of such confidential information by such Party, shall be deemed confidential (subject to the above listed exceptions), and such receiving Party shall be held liable for any breach of this Agreement caused by any unauthorized disclosure of such confidential information.

4.	Representations and Warranties

4.1	iPower hereby represents, warrants and covenants as follows:

4.1.1	iPower is a legally established and validly existing corporation in accordance with the laws of the State of Nevada; iPower or the service providers designated by iPower have obtained or will obtain all government permits and licenses for providing the services under this Agreement before providing such services.

4.1.2	iPower has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. iPower’s execution, delivery and performance of this Agreement does not violate any explicit requirements under any law or regulation.

4.1.3	This Agreement constitutes a legal, valid and binding obligation of iPower, enforceable against iPower in accordance with its terms.

4.2	E Marketing hereby represents, warrants and covenants as follows:

4.2.1	E Marketing is an enterprise legally established and validly existing in accordance with the laws of the State of California and has obtained and will maintain all necessary permits and licenses for engaging in the Principal Business in a timely manner.

4.2.2	E Marketing has taken all necessary internal actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. E Marketing’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3	This Agreement constitutes a legal, valid and binding obligation of E Marketing, and shall be enforceable against E Marketing in accordance with its terms.

5.	Term of Agreement

5.1	This Agreement shall become effective upon execution by the Parties. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by iPower, this Agreement shall remain in effect. iPower shall have the right to terminate this Agreement at any time and E Marketing may terminate this Agreement only with the consent of iPower.

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5.2	During the term of this Agreement, each Party shall maintain good standing in its jurisdictions of organization and operation, such that it may carry on its business and duties and responsibilities under this Agreement and enable this Agreement to remain effective. This Agreement shall be terminated only in the event one of the Parties is unable to renew its licensing and good standing or in the event this Agreement is explicitly terminated pursuant to the affirmative vote of iPower’s board of directors.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.	Governing Law and Resolution of Disputes

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by and constructed in accordance with the laws of the State of California in United States of America. The Courts of California will have jurisdiction in relation to any claim, dispute or difference concerning this agreement and any matters arising there from.

6.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Party for resolution of the dispute through negotiations, only then shall either Party seek to resolve such dispute in a court of law.

6.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending resolution of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.	Breach of Agreement and Indemnification

7.1	If E Marketing conducts any material breach of any term of this Agreement, iPower shall have right to terminate this Agreement and/or require E Marketing to indemnify all damages arising therefrom; this Section 7.1 shall not prejudice any other rights of iPower herein.

7.2	Unless otherwise required by applicable laws, E Marketing shall not have any right to terminate this Agreement in any event.

7.3	E Marketing shall indemnify and hold harmless iPower from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against iPower arising from or caused by the services provided by iPower to E Marketing pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of iPower.

8.	Force Majeure

8.1	In the case of any force majeure events (“Force Majeure”) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

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8.2	If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3	In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

9.	Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

iPower:	iPower Inc. (formerly BZRTH Inc.)

Address:	2399 Bateman Ave., Duarte, CA 91010

Attn:	Chenlong Tan

Phone:	310-737-8888

Email:	law.t@meetipower.com

E Marketing:	E Marketing Solution Inc.

Address:	18351 Colima Rd Apt 335, Rowland Heights, CA 91748

Attn:	Shanshan Huang

Phone:	626-271-3277

Email:	shanshan.h@meetipower.com

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9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without iPower’s express prior written consent, E Marketing shall not assign its rights and obligations under this Agreement to any third party.

10.2	E Marketing agrees that iPower may assign its obligations and rights under this Agreement to any third party and, in case of such assignment, iPower is only required to give written notice to E Marketing and does not need any consent from E Marketing in order to make such assignment.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. Such amendments and supplements that have been signed by the Parties and relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

iPower Inc.

By: /s/ Chenlong Tan

Name: Chenlong Tan

Title:   CEO

E Marketing Solution Inc.

By: Shanshan Huang

Name: Shanshan Huang

Title:   President and Owner

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